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                                                                     Exhibit 5.1


                          [TONKON TORP LLP LETTERHEAD]


                                  May 15, 2002

TASER International, Inc.
7860 East McClain Drive, Suite 2
Scottsdale, Arizona  85260-1627

                            TASER International, Inc.
                       Registration Statement on Form S-3

Gentlemen:

            We are acting as counsel to TASER International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company's Registration Statement on Form S-3 (the "Registration Statement"). The Registration Statement covers up to: (a) 1,199,997 shares of the Company's common stock, par value $0.00001 per share (the "Common Stock"), issuable on exercise of Common Stock purchase warrants (the "Public Warrants") issued in the Company's initial public offering as a component of the units sold by it in the offering; (b) 120,000 shares of Common Stock and 120,000 Common Stock purchase warrants (the "Underlying Warrants"), identical to the Public Warrants, issuable on exercise of the warrants (the "Underwriters' Warrants") granted by the Company to certain of the underwriters of its initial public offering of securities, and 120,000 shares of Common Stock issuable on exercise of the Underlying Warrants; and (c) 11,442 shares of Common Stock issued and 39,393 shares of Common Stock issuable on exercise of other Common Stock purchase warrants (the "Private Warrants"). The Public Warrants and the Underlying Warrants are exercisable pursuant to the terms of the Warrant and Unit Agreement between the Company and U.S. Stock Transfer Corporation (the "Warrant Agent"). The Public Warrants, the Underlying Warrants, the Underwriters' Warrants and the Private Warrants are, collectively, the "Warrants." The shares of Common Stock issued or issuable upon exercise of the Public Warrants, the Underlying Warrants, the Underwriters' Warrants or the Private Warrants are, collectively, the "Warrant Shares."

            In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Warrants, the Warrant and Unit Agreement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.
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TASER International, Inc.
May 15, 2002
Page 2


            Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the following opinions:

            1. The Warrants and the Warrant Shares have been duly authorized by all necessary corporate action of the Company.

            2. When issued and sold by the Company against payment therefor pursuant to the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

            3. When issued by the Company and countersigned by the Warrant Agent pursuant to the terms of the Underwriters' Warrants and the Warrant and Unit Agreement, the Underlying Warrants will be validly issued and represent a binding obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally, and subject to the availability of equitable remedies.

            We are members of the bar of the State of Oregon and are expressing our opinion only as to matters of Oregon law and the General Corporation Law of the State of Delaware.

            We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading "Legal Matters" in the related prospectus.

                                       Very truly yours,

                                       /s/  Tonkon Torp LLP

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